Exhibit 99.1

Roomlinx Announces 1-for-100 Reverse Stock Split

DENVER, July 22, 2010 (GLOBE NEWSWIRE) -- Roomlinx, Inc. (OTCBB:RMLX), a leading provider of Interactive TV (iTV) solutions for the hospitality industry, today announced that the 1-for-100 reverse stock split previously approved by a majority vote of the shareholders during the annual meeting held on May 28, 2010 will be effective at 6:00 p.m. Eastern Time on July 26, 2010. The company's shares of common stock will begin trading on a post-split basis when the market opens on July 27, 2010.

Starting on July 27, 2010 and continuing for 20 trading days, we expect that Roomlinx's common stock will trade under the ticker symbol RMLXD on the OTC Bulletin Board.  Thereafter, Roomlinx's common stock will resume trading under the company's original ticker symbol RMLX.

The reverse split will reduce the number of the outstanding shares of common stock from approximately 423,790,000 to approximately 4,238,000 by combining every 100 shares of the company's common stock into one share of common stock. Any fractional shares resulting from the reverse split will be rounded up to the nearest whole number. The exercise price and the number of shares of common stock issuable under Roomlinx's outstanding warrants and options will be proportionately adjusted to reflect the reverse stock split.   Existing stockholders holding Roomlinx common stock certificates will receive a letter of transmittal from the company's transfer agent with specific instructions regarding the exchange of shares.

About Roomlinx

Roomlinx is the hospitality in-room expert providing in-room Interactive TV products for hotels, resorts, and other properties, utilizing premium content and applications demanded by today's traveler. For more information about Roomlinx, visit www.roomlinx.com.

Safe Harbor Cautionary Statement

Certain statements in this news release, including statements that we "believe," "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans, new products and services and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: the company's successful implementation of the new products and services, demand for the new products and services, the company's ability to successfully compete against competitors offering similar products and services, general economic and business conditions; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov, which you should carefully review. Roomlinx does not assume any obligation to update or revise any forward-looking statements, whether as the result of new developments or otherwise.

CONTACT:  Roomlinx
          Kelly Frey
          (720) 880 - 5155
          kfrey@roomlinx.com